Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Mark S. Anderson (“Executive”) and Dolby Laboratories, Inc., a Delaware corporation, and its direct and indirect subsidiaries (together, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company pursuant to terms of an Offer Letter dated October 23, 2003 (the “Offer Letter”);

WHEREAS, Executive previously signed an Employee Proprietary Rights and Non-Disclosure Agreement and Conflict of Interest Policy with the Company (the “Confidentiality Agreement”);

WHEREAS, Executive signed a Policy Regarding Reporting of Financial and Accounting Concerns, an Acknowledgement of Receipt of Code of Business Conduct and Ethics, and an Employee Handbook (the “Business Policies”);

WHEREAS, the Company and Executive have entered into stock option and restricted stock unit agreements on file with the Company, pursuant to the Company’s 2000 and/or 2005 Stock Plans (collectively the “Stock Agreements”);

WHEREAS, Executive will continue to perform the duties Executive has been assigned as the Executive Vice President, General Counsel and Secretary of the Company, and such other duties consistent with his historical duties, work schedule and as the Company will assign through and including January 14, 2011 (the “Transition Date”), after which Executive will discontinue being, and resign as, the (i) Executive Vice President, General Counsel, Secretary and any officer of the Company; (ii) as a member of the board of directors of each direct and indirect subsidiary of the Company; and (iii) as any officer of each direct and indirect subsidiary of the Company (collectively, the “Anderson Positions”);

WHEREAS, following the Transition Date through and including June 30, 2011 (the “Separation Date”), Executive will provide certain, primarily off-site, transitional services as an employee of the Company and as needed (the “Transitional Services”);

WHEREAS, Executive will voluntarily resign as an employee of the Company effective on the Separation Date; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration.

a. Payment. The Company agrees to pay Executive a lump sum equivalent of twelve (12) months of Executive’s base salary, for a total of Three Hundred Seventy Thousand Eight Hundred Dollars ($370,800.00), less applicable withholding. This payment will be made to Executive promptly following the Separation Date, but in no event later than eight (8) days after Executive signs and returns a Supplemental Release (as defined below), conditioned upon Executive not first revoking such Supplemental Release (as defined below).

b. Stock Option and Restricted Stock Unit Vesting Acceleration. The Company agrees to accelerate the vesting under the Stock Agreements so that the stock options and restricted stock units granted to Executive will be fully-vested and exercisable, promptly following the Transition Date, but in no event later than eight (8) days after Executive signs and returns a Supplemental Release (as defined below), conditioned upon (i) Executive not first revoking such Supplemental Release (as defined below) and (ii) Executive’s resignation from the Anderson Positions effective on the Transition Date.

c. 2010 Executive Annual Incentive Plan Payment. The Company agrees to pay Executive a cash incentive bonus pursuant to the Company’s 2010 Executive Annual Incentive Plan based on a combination of criteria applied to that of other similar executive officers and the Company’s approved corporate financial performance formula that determines award funding levels based on varying combinations of the Company’s achievement of revenue and pre-tax income goals and resulting pre-tax net income amounts (“Executive’s EAIP Payment”). The Company agrees to determine Executive’s EAIP Payment consistent with its normal determination practice pertaining to all executive officers. Executive’s EAIP Payment will be made to Executive on the same date as payments are made to the Company’s other executive officers. The Parties agree that Executive is not eligible to participate in the Company’s 2011 Executive Annual Incentive Plan or any other future cash incentive bonus plan of the Company.

d. Outplacement Services. The Company agrees that for a period of not more than two (2) years after the Effective Date of this Agreement, to pay up to an aggregate total of Twenty Five Thousand Dollars ($25,000.00) to (i) Right Management Inc. and/or (ii) Executive Edge (together, the “Outplacement Providers”) in relation to Executive’s personal use of the Outplacement Providers’ transition, coaching, and/or outplacement services (the “Outplacement Services”). Payment for Outplacement Services shall be made by the Company directly to the Outplacement Providers.

e. Professional Fees. The Company agrees to reimburse up to an aggregate total of Ten Thousand Dollars ($10,000.00) of Executive’s costs, attorneys’ fees, tax accountants’ fees and other professional fees incurred in connection with the preparation of this Agreement within two (2) weeks of final invoice(s), provided all such invoices are submitted to the Company not later than November 30, 2011.

f. COBRA Reimbursement. The Company agrees to reimburse Executive for COBRA payments incurred by the Executive through June 30, 2012.

g. Payments in the Event of Certain Terminations. The Separation Date shall accelerate and Executive or his estate shall receive all of the consideration and benefits to which Executive is entitled under this Agreement upon the occurrence of any of the following before the Separation Date: (1) the Company terminates Executive’s employment for any reason other than Cause (as defined below), (2) the Executive’s death; (3) the Executive develops a Disability (as defined below) and, as a result, is unable to perform the essential functions of his job and/or the Transitional Services. For purposes of this Section, the obligations of Section 4 shall be satisfied upon execution and effectiveness of the Supplemental Releases as described therein by Executive, or in the event of his death or incapacity due to Disability, by his estate or legal representative.

For purposes of this Agreement, “Cause” means the following occurrences which cause detriment to the Company, Executive’s (i) performance of any act, or failure to perform any act, in bad faith, (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company, or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. For purposes of this Agreement, “Disability” means a qualified disability under the California Fair Employment and Housing Act.

2. Resignation. Executive voluntarily resigns as Executive Vice President, General Counsel and Secretary of the Company effective January 14, 2011, and Executive voluntarily resigns as an employee of the Company effective June 30, 2011. Through the Transition Date, the Company will continue to pay Executive his base salary, and Executive will remain eligible for such standard Company-sponsored benefits as made generally available to employees of the Company and shall be entitled to reimbursement of reasonable and documented business-related expenses incurred by Executive for services performed on behalf of the Company.

3. Transitional Services. The Parties agree that Executive shall remain employed by the Company (but shall no longer be the General Counsel or any officer of the Company) between the Transition Date and the Separation Date, for the limited purpose of transitioning Executive’s duties, subject to Executive remaining materially compliant with the terms of this Agreement, the Confidentiality Agreement, and the Business Policies (the “Transitional Period”). During the Transitional Period, the Company will continue to pay Executive his base salary, and Executive will remain eligible for such standard Company-sponsored benefits as made generally available to employees of the Company and shall be entitled to reimbursement of reasonable and documented business-related expenses incurred by Executive for services performed on behalf of the Company. Executive agrees during the Transitional Period to provide assistance with respect to the Company’s transition to new management as reasonably requested by the Company. Executive is not required or expected to provide on-site services during the Transitional Period, except as reasonably requested by the Company in advance, but Executive agrees to remain generally accessible to the Company by phone, personal email, or other standard communication means, and to cooperate with the Company to the extent reasonably requested. During the Transitional Period, Executive acknowledges and agrees that he is not authorized to act as an agent of the Company in any way outside the scope of Transitional Services requested by the Company.

4. Supplemental Releases. Executive agrees, on each of the Transition Date and the Separation Date, to sign a Supplemental Release attached hereto as Exhibit A (each, a “Supplemental Release” and collectively, the “Supplemental Releases”). Executive acknowledges and agrees that any payments or benefits provided for under Sections 1(a) and 1(b) of this Agreement are expressly conditioned upon his signing and not revoking the Supplemental Releases as required by this Section or Section 1(g) if applicable.

5. Stock. Executive should consult with the grant documents on file with the Company regarding the number of stock options and restricted stock units held by Executive. The terms and conditions, including specifically the period of post-termination exercise for the stock options, shall continue to be governed by the terms and conditions of the Stock Agreements, except as provided in Section 1(b) and except that (i) the Company acknowledges and agrees Executive shall remain a Service Provider (as defined for purposes of the Stock Agreements) through his Separation Date and notwithstanding, for example, any earlier change in his duties, responsibilities or hours of service, (ii) any restricted stock units which vest pursuant to Section 1(b) above should be timely delivered without regard to Section 10 of the Executive’s applicable restricted stock unit agreements, and (iii) Executive shall be entitled to cashless exercise opportunities and procedures concerning tax withholding consistent with the Company’s historical practices.

From the Transition Date through June 30, 2011, the Company may restrict Executive’s ability to trade his securities of the Company only if the Company reasonably believes that Executive is in possession of material, non-public information regarding the Company, provided that (i) the Company shall confer with Executive prior to providing the Executive, after the Transition Date, any material non-public information regarding the Company and prior to imposing such restriction and (ii) the Company shall have an absolute right to impose, and no obligation to confer with Executive about, a restriction relating to either (a) the period from the Effective Date through the second business day following the Company’s release of earnings for the first quarter of fiscal 2011 or (b) any material, non-public information about which Executive becomes aware prior to the Transition Date which is not otherwise publicly disclosed on or before the Company’s release of earnings for the first quarter fiscal 2011.

6. Benefits. Executive’s health insurance benefits shall cease on the Separation Date, subject to Executive’s right to continue his health insurance under COBRA, CAL-COBRA (if applicable) and entitlement to COBRA reimbursement under Section 1(f). Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

7. Payment of Salary and Receipt of All Benefits Through Date of Signing. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, as of the date Executive executes this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off (any unused portion of which shall be paid upon the Separation Date), leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, restricted stock units, vesting, and any and all other benefits and compensation due to Executive. Executive further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, and that he did not sustain any workplace injury, during his employment with the Company.

8. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, except for those claims arising in connection with the enforcement of this Agreement;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, except for those claims relating to, or arising from Executive’s right to purchase, or actual purchase of shares of stock of the Company arising under this Agreement;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Immigration Reform and Control Act, as amended; the Occupational Safety and Health Act, as amended; the California Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive, except for those proceeds that shall be received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs, except as set forth in this Agreement.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by Executive); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”). This release also does not release claims to indemnification under the Delaware General Corporation Law, the Company’s certificate of incorporation or bylaws, or the indemnification agreement between Executive and the Company dated February 2, 2005.

9. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the ADEA, and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement and agrees that any such revocation must be in a writing by email or federal express received by Andrew Dahlkemper by midnight on the seventh day following Executive’s execution of this Supplemental Release; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

10. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

11. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

12. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

13. Non-Disparagement and Communications with Company Employees, Customers and Business Partners. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from disparaging statements about Executive, and agrees to refrain from any tortious interference with Executive’s contracts and relationships. Notwithstanding, Executive understands and agrees that the Company’s obligations under the preceding sentence extend only to (i) the Company’s authorized spokesperson, when speaking on behalf of the Company; and (ii) the Company’s current officers and directors, and only for so long as each is an employee or director of the Company. Executive further agrees that he will refrain from discussing Company confidential business or financial information with third parties, including the Company’s actual and potential customers or business partners. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall provide only the Executive’s last position and dates of employment, in accordance with the Company’s policy and practice.

14. No Cooperation. Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance. If after the Separation Date, Executive is subpoenaed or required by other legal process to assist the Company, or if the Company requests such assistance, the Company shall reimburse Executive for reasonable travel expenses, (including lodging and meals), upon Executive’s submission of receipts and will negotiate in good faith with Executive to establish a reasonable per diem rate of compensation payable to Executive in exchange for any such assistance.

15. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

16. Costs. Except as provided in Section 1(e) of this Agreement, the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT (INCLUDING THE SUPPLEMENTAL RELEASE ATTACHED AS EXHIBIT A HERETO), THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN FRANCISCO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS

OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19. Section 409A. The severance amounts and the provision of the other benefits provided for under this Agreement are intended to satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and will not constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For the purpose of furthering such intent, Executive’s Supplemental Releases must be signed, returned and become irrevocable, and any payment of compensation (including the accelerated vesting of restricted stock units and any delivery of stock in connection with satisfaction of such units) which is contingent upon the effectiveness of such Supplemental Release(s) must then be paid, in any event, no later than March 15 of the calendar year following the calendar year in which Executive otherwise becomes entitled to such payment (or earlier, if otherwise required by this Agreement).

20. Authority. The Company represents and warrants that it will have secured all necessary approvals to fulfill its obligations under this Agreement prior thereto and that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement, together with the Supplemental Release attached as Exhibit A hereto, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements, the indemnification agreement between Executive and the Company dated February 2, 2005, and any provisions of the Business Policies that inherently survive following a separation from employment.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date. Executive has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

28. Expiration of Agreement. This Agreement shall be null and void if the Company has not received an executed copy of the Agreement on or by the twenty-first date after which it is received by Executive (the “Expiration Date”).

29. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that: (a) he has read this Agreement; (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MARK S. ANDERSON, an individual

Dated:	October 4, 2010	/s/ Mark S. Anderson
Mark S. Anderson

DOLBY LABORATORIES, INC.

Dated:	October 4, 2010	By	/s/ Andrew Dahlkemper
Andrew Dahlkemper
SVP, Human Resources

EXHIBIT A – SUPPLEMENTAL RELEASE

In consideration for the mutual promises and consideration provided both herein and in the Separation Agreement and Release signed October 4, 2010 (the “Agreement”) between Mark S. Anderson (“Executive”) and Dolby Laboratories, Inc., a Delaware corporation, and its direct and indirect subsidiaries (together, the “Company”) (collectively the “Parties”), the Parties hereby extend by this Supplemental Release (the “Supplemental Release”) the release and waiver therein to any and all claims that may have arisen between the Effective Date of the Agreement and Executive’s signature date, below.

1. Supplemental Release. The undersigned Parties expressly acknowledge and agree that the terms of Sections 7-27, 29, and 30 of the Agreement shall apply equally to this Supplemental Release and are incorporated herein. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Supplemental Release.

Executive acknowledges and agrees that the consideration provided to him under the Agreement fully satisfies any obligation that the Company had to pay Executive wages or any other compensation for any of the services that Executive rendered to the Company, that the amount paid is in excess of any disputed wage claim, if any, that Executive may have. To the extent any wage dispute exists, Executive specifically acknowledges that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Executive has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

2. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

3. ADEA Waiver. Executive further expressly understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date his executes this Supplemental Release. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Supplemental Release; (b) he has twenty-one (21) days within which to consider this Supplemental Release, by which time the Company must receive an executed copy; (c) he has seven (7) days following his execution of this Supplemental Release to revoke this Supplemental Release, and agrees that any such revocation must be in a writing by email or federal express received by Andrew Dahlkemper by midnight on the seventh day following Executive’s execution of this Supplemental Release; (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Supplemental Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Releasees.

4. Voluntary Execution of Supplemental Release. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that: (a) he has read this Supplemental Release; (b) he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Supplemental Release and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

MARK S. ANDERSON, an individual

Dated:
Mark S. Anderson

DOLBY LABORATORIES, INC.

Dated:	By
Andrew Dahlkemper
SVP, Human Resources